Exhibit (o)(6)

Code of Ethics

Stance Capital LLC

Effective Date: January 14, 2021

Updated: January 28, 2025

CONFIDENTIAL – NOT TO BE DISTRIBUTED OUTSIDE THE FIRM

This Code of Ethics is the property of Stance Capital LLC
 and its contents are confidential and may not be distributed without the prior approval of the Chief
Compliance Officer.

Using this Manual
Each Supervised Person of Stance Capital LLC must read and understand the Code of Ethics and comply with all of the policies and procedures herein.

Table of Contents
1. Background	3
2. Individuals Covered by the Code	3
3. Standards of Business Conduct	3
4. Duty of Confidentiality	5
5. Gifts and Entertainment	5
6. Outside Business Activities and Outside Business Investments	6
7. Political Contributions	7
8. Insider Trading	8
9. Personal Securities Transactions	9
10. Required Reports, Certifications, and Disclosures	10
11. Reporting Violations	11
12. Sanctions	11
13. Review of Compliance Reports on the Code of Ethics	12
14. Books & Records	12
15. Exceptions to the Code of Ethics	12
16. Certification of the Code of Ethics	12
Schedule A – Access Persons	13

1. Background

The Code of Ethics (herein the “COE”) for Stance Capital LLC (“Stance” or the “Advisor”) defines the fiduciary commitment to each client and sets forth the standard of business conduct for the Advisor and its owners, employees, independent contractors and other insiders (herein each a “Supervised Person”).

The Code has been adopted in compliance with applicable state and federal regulations (collectively the “Securities Laws”).

Supervised Persons of the Advisor are bound by the provisions of the COE and shall be required to certify their understanding and willingness to comply with the COE.

Key Definitions

The following definitions are integral to the understanding of the COE. Additional terms are defined throughout the COE.

Supervised Person. A Supervised Person means any of the Advisor’s owners, employees, independent contractors and other insiders (or other persons occupying a similar status or performing similar functions), ALL employees, and/or any other person who provides investment advice on behalf of the Advisor and is subject to supervision and control of the Advisor, or ANY person maintaining an email address through the Advisor’s system.

Access Person. Any Supervised Person that has “access” to nonpublic information regarding the purchase or sale of securities for any Client. Any Supervised Person that is an Investment Advisor Representative (“IAR”) of the Advisor must be classified as an “Access Person” due to access to Client information.

2. Individuals Covered by the Code

The Advisor has determined that ONLY certain Supervised Persons are also Access Persons based on the Advisor's business model and access to Client information. Please see Schedule A - List of Access Persons.

3. Standards of Business Conduct

The COE is based on the overriding principle that the Advisor is a fiduciary to every Client and must act in the best interests of its Client at all times. The confidence and trust placed in the Advisor by Clients is something the Advisor must value and endeavor to protect. Accordingly, the Advisor has adopted this COE and implemented policies and procedures to prevent fraudulent, deceptive and manipulative acts or practices and to ensure compliance with the Securities Laws and the fiduciary duties owed to our Clients.

All Supervised Persons must conduct themselves in accordance with the following tenets:

Client Interests

Client interests must always take priority. In the course of performing one’s duties and responsibilities, Supervised Persons must, at all times, place the interests of its Clients ahead of their own personal interests.

Conflicts of Interest

Supervised Persons must not take advantage of the trust that Clients have placed in them or the Advisor. The Advisor should make every attempt to avoid conflicts of interest (or even the appearance of conflicts). The Advisor and its Supervised Persons should ensure situations that present an actual or perceived conflict of interest are properly disclosed and reflect how the conflict is mitigated. The Advisor and its Supervised Persons must avoid situations that might be interpreted as an impropriety or a compromise to their fulfillment of their duties and responsibilities to Clients.

Advisor and Client Opportunities

Supervised Persons are prohibited from taking personal advantage of an opportunity properly belonging to the Advisor or its Clients. Supervised Persons are required to advance the interests of the Advisor when a Supervised Person becomes aware of a financial opportunity as a result of that person’s relationship with the Advisor, or through the use of the Advisor’s property. No Supervised Person may take for themselves an opportunity for the sale or purchase of goods and services, or interests that belongs to the Advisor without the prior written approval of the Chief Compliance Officer (“CCO”). If a Supervised Person is presented with an investment opportunity in their capacity as a representative of the Advisor, the Supervised Person may personally take advantage of the opportunity only if the investment is approved in writing by the CCO.

Treating All Clients Fairly

Neither the Advisor nor its Supervised Persons shall favor the interests of any Client[s] over another. In particular, they will not favor large accounts over small accounts, or personal or family accounts over the accounts of other Clients. Although it may not be possible to treat each Client identically in every transaction, no Client or group of Clients will be disadvantaged to benefit another Client or group of Clients.

Guarantees

No Supervised Person shall warrant or guarantee the future value of or return on a security. In addition, no Supervised Person shall warrant or guarantee the success or profitability of investment advice that the Advisor renders or trading strategy that the Advisor employs.

Confidential Information

Supervised Persons may be in a position to know about Clients’ identities, investment objectives, funding levels, and future plans as well as information about the transactions that the Advisor implements on their behalf and the securities holdings, if any, in their accounts. All of this information is considered confidential and must not be shared with persons outside the Advisor, such as vendors, family members, or market participants unless specifically permitted. Without limiting the generality of the foregoing, all Supervised Persons shall not share information relating to the Advisor’s investment activities with an affiliate unless specifically permitted.

Fair Dealing

The Advisor is committed to dealing fairly with its Clients, vendors, competitors, and Supervised Persons. No Supervised Person may take unfair advantage of any other person or business through any unfair business practice, including through improper coercion, manipulation, concealment, abuse of privileged information, or misrepresentation of material fact.

Client Complaints

Supervised Persons are prohibited from making any payments or account adjustments to Client accounts in order to resolve a Client complaint, without the prior approval of the CCO. All Client complaints must be promptly reported to the CCO. Please refer to the Advisor’s Compliance Manual for further details on policies and procedures regarding Client complaints.

Personal Trading

Even where there is no misuse of material nonpublic information (“MNPI”), the purchase or sale of securities by the Advisor or its Access Persons for their own accounts may create a conflict of interest or the appearance of a conflict of interest. The Advisor is compensated to render investment advice to its Clients; fiduciary concerns may arise where Access Persons also trade for their own accounts. Therefore, Access Persons must conduct any personal securities trading in a manner that avoids not only actual improprieties, but also the appearance of impropriety. In order to achieve these goals, Access Persons must strictly comply with the requirements in the Code regarding personal trading.

These core standards are meant as overriding guidelines to be adhered to in all current and emerging situations and are not limited to the specific behavior discussed explicitly in the COE.

4. Duty of Confidentiality

As Supervised Persons may come in contact with nonpublic information, they must, at all times, keep confidential any nonpublic information that they may obtain as a result of their duties and responsibilities with the Advisor. This includes, but is not limited to, information concerning Clients or prospective clients, including their identities, investments, and/or account activity. This also includes any recommendations and actions made to or on behalf of Clients, except communications with third parties in the ordinary course of business. No confidential or nonpublic information is to be released without first consulting the CCO and receiving approval. Supervised Persons should be diligent in ensuring that information is not released and that it is also protected from unlawful or inappropriate third-party access. See Item 9 for additional information.

Nothing in this Duty of Confidentiality precludes a Supervised Person from reporting any potential violations of the Advisor’s policies and procedures and applicable laws, including the policies described in this COE. Please refer to the Advisor’s Compliance Manual for details on the Advisor’s Whistleblower policy.

5. Gifts and Entertainment

Supervised Persons must not offer, give, solicit, or accept, in the course of business, any inducements, which may lead to conflicts of interest.

Due to the various relationships, the Advisor may have with its Clients, vendors and other entities, Supervised Persons generally must not solicit gifts or gratuities nor give inducements, except in accordance with these policies and procedures. Gifts or entertainment of an extraordinary or extravagant nature to a Supervised Person are to be declined or returned so as not to compromise the reputation of the Supervised Person or the Advisor. Gifts of nominal value, as defined below, are generally acceptable.

Business Entertainment vs. Business Gifts

Business Entertainment. Entertainment if a representative of the Advisor is in attendance and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective client to dinner, this activity would be permissible entertainment, as long as there is no conflict of interest. Reasonable and customary business entertainment, such as an occasional dinner, a ticket to a sporting event, or comparable entertainment, which is neither so frequent nor so extensive as to raise any question of propriety, is appropriate. Events that do not meet the definitions above are to be declined and reported to the CCO. If the individual or firm providing the entertainment is not present, the Advisor considers the event to be a “gift” [as defined below].

Business Gifts. Gifts of nominal value (generally, up to $100 per individual per year) are appropriate. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel are excluded from these requirements, as long as such items do not otherwise conflict with the policies herein. Gifts of extraordinary or extravagant nature to a Supervised Person are to be declined or returned.

A relaxation of, or exemption from, these limits may only be granted by the CCO. The CCO or delegate shall maintain a log of all gifts and entertainment given or received in the course of business, except for any de minimis gifts or entertainment. ALL gifts and entertainment above the de minimis must be reported to the CCO promptly.

Prohibitions

Supervised Persons of the Advisor must not:
•	Solicit any Gift or Entertainment;
•	Accept cash or a gift certificate valued more significant than the de minimis value, as noted below;
•	Accept any form of loan from a Client;
•	Accept any Gift or Entertainment that might influence an investment decision or that might make the Supervised Person feel beholden to any person or firm;
•	Accept any Business Gift or Entertainment on a standing, recurring or on-going basis; or
•	Receive Business Gifts at home.

Key Definitions

Entertainment. An event (e.g. a dining or social event) is considered entertainment if a representative of the Advisor is in attendance and there is a specific business purpose for the event. For example, if a Supervised Person invites a Client or prospective client to dinner, this activity would be permissible entertainment, as long as there is no conflict of interest.

Inducements. The term “inducements” means gifts, entertainment and similar benefits which are offered to or given by Supervised Persons.

De Minimis Gifts and Entertainment. De minimis gifts and entertainment are defined as any gifts or entertainment with an estimated value under $50. Also, perishable items received, such as fruit baskets, other food as well as corporate logo apparel from an unaffiliated party are excluded from these requirements as long as such item does not otherwise conflict with the policies herein.

6. Outside Business Activities and Outside Business Investments

Any and all business activities and investments aside from one’s role as a Supervised Person of the Advisor must be approved in advance by the CCO.

PLEASE NOTE: The Advisor differentiates between an Outside Business Activity (“OBA”) and an Outside Business Investment (“OBI”). Please carefully review the Advisor’s definitions below.

Outside Business Activities

Any and all OBAs, aside from one’s role as a Supervised Person of the Advisor, require the completion of an OBA Disclosure Form and prior approval from the CCO before engaging or starting with the OBA. The CCO will determine if the activities interfere with any of the Supervised Person’s responsibilities with the Advisor and address any conflicts of interests. The Supervised Person must notify the CCO when an OBA is no longer active.

The OBA Disclosure Form will provide the following information to the CCO:
(1) the name and address of the outside business organization;
(2) a description of the business of the organization;
(3) compensation and ownership, if any, to be received;
(4) a description of the activities to be performed; and
(5) the amount of time per month that will be spent on the outside activity.

Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO. If there is any perceived or actual conflict of interest, the CCO will manage this on the Advisor’s Conflicts of Interest Log. In addition, on an annual basis, all Supervised Persons will be required to complete an OBA Certification. Finally, each Supervised Person is under a continuing obligation to report any updates of disclosed OBAs on their Form U4 and Form ADV Part 2B (“Brochure Supplement”).

Outside Business Investments

Any and all investments in outside businesses (i.e., non-publicly traded business, corporation, or partnership, including passive investments in private companies), aside from one’s investments in securities that are held at a qualified custodian or in pooled investment vehicles, require the completion of an OBI Disclosure Form and prior approval from the CCO before investing in any OBI so that a determination may be made that the investment will not create any conflicts of interest with the Advisor or its Clients. The Supervised Person must also notify the CCO when an OBI is terminated.

The OBI Disclosure Form will provide the following information to the CCO:
(1) the legal name and mailing address of the outside investment opportunity;
(2) the type of investment (i.e., non-publicly traded business, partnership, etc.);
(3) a description of the business of the organization; and

(4) compensation and ownership, if any, to be received.

Records of requests for approval along with the reasons such requests were granted or denied are maintained by the CCO. If there is any perceived or actual conflict of interest, the CCO will manage this on the Advisor’s Conflicts Log. Finally, each Supervised Person is under a continuing obligation to report any updates or discrepancies of disclosed OBIs on their Form U4 and Brochure Supplement.

Key Definitions

Outside Business Activity (“OBA”). Any employment or other outside activity by a Supervised Person may result in possible conflicts of interest for the Supervised Person and/or for the Advisor. Examples of OBAs include the following:
•
Serving as a director, officer, general partner or trustee of, or as a consultant to, a business, corporation or partnership, including family-owned businesses and charitable, non-profit, and political organizations. This includes serving as a director of a publicly-traded company, serving as a general partner to a limited partnership, the managing member of a limited liability company, the trustee of a trust, or the executor of an estate if such limited partnership, limited liability company, trust, or estate is a Client of the Advisor;

•	Serving as a registered representative of a broker-dealer or an insurance agent;
•	Accepting a second job or part-time job of any kind, or engaging in another business outside of the duties relating to the Advisor; or
•
Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust, or association, other than the Advisor, whether as a fee, commission, bonus, or other consideration such as stock, options, or warrants. This includes any public speaking or writing activities.

Outside Business Investments (“OBI”). Any monetary investment in any non-publicly traded business, corporation, or partnership, including passive investments in private companies. OBIs may create the appearance of or actual conflict of interest and must be monitored.

The following investments would NOT be deemed an OBI, but are subject to the Personal Securities Policy as presented in section 9 below:
•	securities held at a qualified custodian; and
•	limited offerings such as pooled investment vehicles.

7. Political Contributions

The Advisor does not engage, as a matter of policy, in any advisory relationship with government entities or politically connected individuals. Therefore, the Advisor does not require any reporting of political contributions (as defined below).

Key Definition

Political Contribution. A political contribution is defined as any gift, subscription, loan, advance, a deposit of money, or anything of value made to influence any election for federal, state or local office. This definition includes any payment of debt incurred in connection with any such election; or transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by Supervised Persons on their own personal time are not treated as Contributions. However, all-volunteer activities on behalf of a candidate or a campaign must be pre-cleared by the CCO as an outside activity.

8. Insider Trading

Supervised Persons may come into possession of MNPI, which is highly sensitive and confidential. The misuse of MNPI is illegal and violates Securities Laws and other regulatory requirements as well as, in most cases, contractual obligations of the Advisor.

The Advisor forbids any Supervised Person from trading, either personally or on behalf of others, on material nonpublic information (“MNPI”) or communicating MNPI to others in violation of the Securities Laws. This conduct is frequently referred to as “insider trading.” If a Supervised Person comes into the possession of MNPI, whether from a public company, an insider at a public company who might also be a Client, or by any other means, they should contact the CCO immediately. The Supervised Person is strictly prohibited from disclosing either the potential MNPI or the possession of the potential MNPI to any other person.

Sources of Information

Advisors gain insight into investments from a variety of sources. Some Advisors may have access to individuals who are deemed to have unique expertise in specific industries/sectors. These individuals can include academics, scientists, engineers, doctors, lawyers, suppliers, and professional participants in the relevant industry, including in some cases, former employees of the company of interest. If appropriately used, access to these individuals can be a valuable and legitimate research tool that facilitates efficient access by Clients to persons with specialized and valued expertise.

To help reduce the risk of accidentally receiving MNPI, the Advisor or Supervised Persons shall begin discussions with any contacts by reviewing the scope and purpose of the contact’s role. Use of these specialized individuals should only be undertaken after these individuals are vetted.

Disclosure of Conflict of Interest & Tracking Restricted Securities

As a fiduciary to Clients, Supervised Persons may encounter situations where there is a potential for a conflict of interest, such as having a personal relationship with an Executive-Level Officer of a publicly traded company or through the possession of material non-public information ("MNPI") as described in the Code.

These conflicts are primarily mitigated by restricting trading activity when in possession, or even having the potential of being in possession of MNPI, therefore it is critical that all Supervised Persons disclose potential security restrictions to the CCO for further review and analysis. Additionally, Supervised Persons have the ability to request the removal of a security from the list, with the inclusion of the appropriate rationale. Periodically the CCO will review the Restricted List to ensure that all securities are still required to remain on the list.

Penalties

Penalties for trading on or communicating MNPI can be severe, both for firms and individuals involved in such unlawful conduct. An individual can be subject to some or all of the penalties below, even if there is no personal benefit from the violation. Penalties may include:
•	civil injunctions;
•	treble damages;
•	disgorgement of profits;
•	jail sentences and fines for the individual who committed the violation of up to three (3) times the profit gained or loss avoided, whether or not the individual benefited; and/or
•	fine[s] for the Advisor and/or other controlling person of up to the greater of $1,000,000 or three (3) times the amount of the profit gained or loss avoided.

Key Definitions

Insider Trading. The use of MNPI when engaging in securities transactions on behalf of the Supervised Person or others or communicating MNPI to others.

Material Information. Information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Material Information includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

Nonpublic Information. Information that has not been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, the information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.

9. Personal Securities Transactions

The Advisor seeks to ensure that the personal trading of its Access Persons does not conflict with the interests of any Client. The Advisor has adopted these policies and procedures designed to ensure that trading by Access Persons complies with the Advisor’s legal and fiduciary obligations. The purchase or sale of securities by the Advisor or its Access Persons for their accounts may create a conflict of interest or the appearance of a conflict of interest. The Advisor is compensated for rendering investment advice to Clients; fiduciary concerns may arise where Access Persons also trade for their own accounts.

This Personal Securities Transactions Policy applies to ALL Access Persons and covers ALL covered accounts held by an Access Person, their immediate family members, any other adult members in their household, any trusts of which they are a trustee or beneficiary and any other account for which the Access Person has a “direct or indirect beneficial interest”. The Advisor must maintain a record of all transactions in Reportable Securities in which an Access Person has a Direct or Indirect Beneficial Interest. The CCO will maintain personal trading records and transactions in keeping with the Advisor’s fiduciary and recordkeeping responsibilities.

To guard against any potential conflicts of interest with our Clients, Access Persons are required to disclose ALL Covered Accounts to the CCO or delegate.

The Advisor allows Access Persons to establish and maintain all accounts away from the Advisor's designated custodian[s] as long as statements are provided to the CCO or delegate at least quarterly.

Supervised Persons shall be required to complete an annual and quarterly certification as detailed in Item 10 below.

The Advisor generally does not require the pre-approval of personal trades. However, the Advisor requires pre-approval before acquiring direct or indirect beneficial ownership in any initial public offering (IPO) or limited offering. Further, the Advisor requires pre-approval of any trades in a security that is listed on the Advisor’s Restricted List. Pre-approval submissions are good for ONLY one (1) business day.

The Advisor or its Access Persons may invest in similar securities that are recommended to Clients. As long as such investments do not result in the supervised person’s interest over clients.

Key Definitions

Direct or Indirect Beneficial Interest. A Direct or Indirect Beneficial Interest is any direct ownership or an indirect pecuniary interest through any contract, arrangement, understanding, relationship or otherwise, including immediate family members (person who is supported directly or indirectly to a material extent by such person), partners in a partnership or beneficiaries of a trust. The term pecuniary interest means the opportunity (directly or indirectly) to profit or share in any profit derived from a transaction in Reportable Securities.

Reportable Securities. State regulations generally derive which securities are reportable securities from Section 202(a)(18) of the Investment Advisers Act of 1940 generally as listed and unlisted securities, private transactions (which include private placements, non-public stock or warrants), EXCEPT:
•	Direct obligations of the United States Government;
•	Bankers’ Acceptances;

•	Bank Certificates of Deposit (“CDs”);
•	Commercial Paper;
•	Other High-Quality Short-term Debt Instruments, including Repurchase Agreements;
•	Shares issued by Money Market Funds;
•	Physical certificates (i.e., shares of Disney)
•	Open-end Mutual Funds; and
•	Unit Investment Trusts (“UITs”).

Covered Accounts. Covered Accounts include ALL brokerage accounts for which the Access Person has a direct or indirect beneficial interest, and such account[s] have the ability to trade in Reportable Securities (as defined above). Types of accounts may include:
•	brokerage accounts that hold or have the ability to purchase Reportable Securities (i.e., equities, derivatives, fixed income products, ETFs, commodities and/or futures); and/or
•	all accounts for which an Access Person serves as a trustee and are the ultimate beneficial owner, and/or exercise investment discretion; and/or
•
Accounts where an Access Person has given full discretion to a broker to undertake transactions on the Access Person’s behalf unless the Access Person can demonstrate that they have no control over the trading in the account[s].

10. Required Reports, Certifications, and Disclosures

Holdings Reports. Holdings reports must include: (1) the title and type of security, and (as applicable) exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; (2) the name of any broker-dealer or custodian with which the Access Person maintains an account in which any securities are held for the Access Person’s direct or indirect benefit; and (3) the date the report is submitted.

Initial holdings reports are required to be submitted no later than ten (10) days after an individual becomes an Access Person and must be current as of a date no more than forty-five (45) days prior to the date the individual became an Access Person.

Annual holdings reports must be submitted by ALL Access Persons no later than thirty (30) days after the end of each calendar year.

Transaction Reports. Transaction reports, covering all transactions in Reportable Securities during the prior quarter, must be submitted no later than thirty (30) days after the end of each calendar quarter. Transaction reports must contain the following information about each transaction in any reportable security in which the Access Person had, or by reason of the transaction acquired, any direct or indirect beneficial ownership: (1) the date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved; (2) the nature of the transaction; (3) the price of the security at which the transaction was effected; (4) the name of the broker, dealer or bank with or through which the transaction was effected; and (5) the date of the report.

Exceptions from Reporting Requirements. Reports are not required: (1) with respect to securities held in accounts over which the Access Person had no direct influence or control; (2) with respect to transactions effected pursuant to an automatic investment plan; or (3) accounts that can hold ONLY open-end mutual funds (A brokerage account that only has mutual funds, but could purchase or sell stocks, bonds and exchange-traded funds (“ETFs”) are “Covered Accounts” and must be reported.)

Review of Reports. Upon receipt of each Holding Report or Transaction Report, the CCO or delegate will review it to determine whether or not there are any questions about the contents, including the securities referenced, size, timing or other aspects of the holding or transaction that require further inquiry.

In particular, these personal securities reports will be reviewed for unauthorized trading relating (but not limited) to the following issues:
•	securities currently on the Restricted List;
•	initial public offerings;
•	private placements;
•	any securities that may be potentially affected by inside information that the Advisor or Access Person may possess;
•	market timing;
•	front running;
•	participating in block trades to the disadvantage of Clients;
•	trading activity in contravention to the advice given to Clients.

Personal Securities Holdings and Transaction Reports will be reviewed by the CCO or delegate within a time period specified by the CCO. If a problem or concern is detected, the CCO will immediately take appropriate action on any items that may conflict or potentially cause a conflict with the COE. Documentation of any actions taken, including any resolution or remediation, will be created and maintained by the CCO. The CCO shall retain documentation of all reviews with the Advisor’s books and records.

Code of Ethics Certification. All Supervised Persons must certify, upon becoming a Supervised Person of the Advisor and annually thereafter, to the CCO that they have read and understood the COE; that they have complied with ALL requirements of the COE and that they have provided the CCO with all transactions required to be reported under the COE. The CCO will ensure that each Supervised Person has continued access to the current copy of the COE along with required certifications.

Background Verification. All Supervised Persons must communicate any legal, regulatory, or financial matters to the CCO immediately. The CCO will also administer, at least annually, a certification that each Supervised Person shall be required to complete.

Quarterly Personal Securities Certification. All Access Persons are required to submit copies of quarterly brokerage statements of Covered Accounts for compliance review. Each Access Person will be required to complete a quarterly certification regarding their personal accounts and trading activity.

Outside Business Activities Disclosure. All Supervised Persons are required to certify, and disclose, upon becoming a Supervised Person of the Advisor, before undertaking any such activity or investments and annually thereafter, all Outside Business Activities, at the direction of the CCO or delegate.

11. Reporting Violations

The Advisor requires all Supervised Persons to promptly disclose concerns of suspected wrongdoing or violations of the COE. Suspected wrongdoing and violations may include, but are not limited to:
•	violation[s] of the Securities Laws;
•	misuse of corporate assets;
•	use of material nonpublic information;
•	misuse of Client nonpublic information; and/or
•	failure to follow any provision outlined in the COE.

Reports of any violations should be made directly to the CCO.

12. Sanctions

In the event of a violation of this Code, the CCO will impose such sanctions as deemed necessary and appropriate. Sanctions range from a letter of censure, suspension of employment without pay, referral to the appropriate regulatory agency or permanent termination of employment.

13. Review of Compliance Reports on the Code of Ethics

The COE is a dynamic document that is subject to periodic review by the CCO or delegate[s] as the Advisor's business evolves. The CCO will capture in its records, all issues including, but not limited to, the following:
•	a description of issues that have arisen under the COE since the last reporting period including such items as any violations of the COE;
•	sanctions imposed in response to the violations; and
•	changes in the COE and any recommended changes.

14. Books & Records

State regulations generally derive Books & Records requirements from Rule 204-2 of the Investment Advisers Act of 1940. The CCO or delegate will maintain all records required, including copies of the COE, records of violations and sanctions, if applicable, holdings and transactions reports, copies of Supervised Persons certifications, a list of all Access Persons within the last five (5) years, and copies of the annual reports.

15. Exceptions to the Code of Ethics

The CCO may grant exceptions to certain substantive restrictions in appropriate circumstances (e.g., personal hardship) and will maintain records to justify such limitations.

16. Certification of the Code of Ethics

Supervised Persons are required to read and certify their understanding and willingness to comply with the COE. Certifications will be administered by or on behalf of the CCO.

Schedule A – Access Persons

The following Supervised Persons are deemed Access Persons:
-	William Davis
-	Kyle Balkissoon
-	Jason Aronson, CFA

The following Supervised Persons are not deemed Access Persons:
-	None